AMENDMENT NO. 2 TO MANAGEMENT AND ADMINISTRATIVE SERVICES AGREEMENT
        THIS AMENDMENT NO. 2 (this “Amendment”) to the Management and Administrative Services Agreement, effective as of April 1, 2016 (as amended by an amendment No. 1 on March 19, 2018, the “MSA”), is made and entered into effective as of May 1, 2020 (the “Effective Date”), by and between GOLAR LNG PARTNERS LP, a limited partnership duly organized and existing under the laws of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960 (“GLP”), and GOLAR MANAGEMENT LTD, a company duly organized and existing under the laws of the United Kingdom with its registered office at 6th Floor, The Zig Zag, 70 Victoria Street, London, SW1E 6SQ, United Kingdom (“GML” and, together with GLP, the “Parties”).
        WHEREAS, GLP and GML entered into the MSA in order to allow GML to provide management and support services to GLP;
        WHEREAS, pursuant to Section 3(a) of the MSA, GML caused certain of its officers and directors set forth on Schedule B thereto to perform management services for GLP;
        WHEREAS, in accordance with the Third Amended and Restated Agreement of Limited Partnership of GLP, dated October 31, 2017, GLP’s Board of Directors appointed Graham Robjohns as the principal executive officer of GLP with effect from October 1, 2019;
WHEREAS, in accordance with the Third Amended and Restated Agreement of Limited Partnership of GLP, dated October 31, 2017, GLP’s Board of Directors appointed Karl Fredrik Staubo as the principal executive officer of GLP to replace Graham Robjohns with effect from May 1, 2020 (the “Appointment”); and
        WHEREAS, GLP and GML desire to amend the MSA to reflect the Appointment.
NOW THEREFORE, in consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
SECTION 1. Amendment to Schedule B. Schedule B of the MSA shall be deleted in its entirety and shall be replaced with the schedule attached hereto as Schedule B.
SECTION 2. Governing Law. This Amendment shall be governed by the laws of the United Kingdom.
SECTION 3. Counterparts. This Amendment may be executed in one or more signed counterparts, facsimile or otherwise, which shall together form one instrument.
[Signature page follows]

        IN WITNESS WHEREOF, the Parties have executed this Amendment by their duly authorized signatories with effect on the Effective Date.
              GOLAR LNG PARTNERS LP
        By: /s/ Georgina Sousa
         Name: Georgina Sousa
         Title: Director

        GOLAR MANAGEMENT LTD
        By:  /s/ Iain Ross
         Name: Iain Ross
         Title: Director

[Signature Page to Amendment No. 2 to Management and Administrative Services Agreement]

SCHEDULE B

MANAGERS PROVIDING MANAGEMENT SERVICES

Name	Position with GML	Services to be provided to GLP
Karl Fredrik Staubo	•Chief Executive Officer for Golar LNG Partners	•Chief Executive Officer
Oistein Dahl	•Chief Operating Officer	Chief Operating Officer